Exhibit 99.2

AMENDMENT AND WAIVER AGREEMENT

This Amendment and Waiver Agreement (this “Agreement”), dated November 19, 2010, is made and entered into by and between YouBlast Global, Inc., (f/k/a/ Sahara Media Holdings, Inc.), a Delaware corporation (the “Company”), on the one hand, and Darrell W. Walker (the “Investor”), on the other hand.

WHEREAS, on April 13, 2010 (the “Original Issue Date”), the Company issued a 16% Debenture Due October 13, 2010 (the “Debenture”), to the Investor. All terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Debenture.

WHEREAS, the Company has breached certain terms and conditions in, and is currently in default under, the Debenture and certain of the other Transaction Documents.

WHEREAS, the Company and the Investor desire to amend the terms of the Debenture, and the Investor desires to waive, and to release the Company from any and all claims or liabilities in connection with, all prior and existing breaches, defaults and events of default by the Company under the Debenture, the Purchase Agreement and any other Transaction Documents to which the Company and the Investor are party.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Amendment of the Debenture.

a.
The definition of “Maturity Date” in the Debenture is hereby amended and restated in its entirety to mean “the earlier of (i) April 14, 2011 (the “Stated Maturity Date”) or (ii) the accelerated Maturity Date applicable in the case of any uncured Event of Default prior to Maturity”.

b.	Sections 11, 12 and 15 of the Debenture are hereby deleted in their entirety, as are all references to the term “New Financing Date” in the Debenture.

2. Amendment of the Purchase Agreement.

a.	The definition of “Stated Maturity Date” is hereby amended and restated in its entirety to mean “April 14, 2011”.

b.	Sections 7.1, 7.8, 7.9 and 7.10 of the Purchase Agreement are hereby deleted in their entirety.

3.Waiver and Release. The Investor hereby irrevocably and permanently waives, and irrevocably and permanently releases the Company from any and all claims or liabilities in connection with all prior and existing breaches, defaults and events of default by the Company under the Debenture, the Purchase Agreement and any other Transaction Documents to which the Company and the Investor are party. The Investor represents that he has not heretofore transferred, conveyed or assigned any claim against the Company or any portion thereof or interest therein. The Investor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Company or any of its affiliates or representatives based on or arising from any claims the Investor might have against the Company or any of its affiliates or representatives.

4.Issuance of 120,000 Shares of Company Common Stock. On the date hereof, in consideration of the amendments, waivers and releases contained in this Agreement, the Company shall issue and deliver to the Investor 120,000 shares of common stock of the Company.

5.Amendment. This Agreement may not be changed except in a writing signed by each of the parties hereto. This Agreement shall be binding upon the Investor and his respective affiliates, heirs, successors and assigns and shall inure to the benefit of the Company and its affiliates and representatives, and their respective affiliates, heirs, successors and assigns.

6. Severability. If any provision or provisions of this Agreement or any portion of any provision hereof, shall be deemed invalid or unenforceable pursuant to a final determination of a court of any competent jurisdiction or as a result of a future legislative action, such determination or action shall be construed so as not to effect the validity or enforceability hereof or thereof and shall not affect the validity or effect of any other provision hereof.

7. Authority; Further Assurances. Each of the Investor and the Company hereby represents and warrants to have full power and authority to enter into this Agreement, and that, upon request, such party will execute any reasonable additional documents necessary or desirable in connection with the enforcement hereof.

8.Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York (excluding any conflict of law provisions) and each party hereto, for itself and its successors and assigns irrevocably submits to the non-exclusive jurisdiction of courts of the State of New York located in New York County with respect to any matter arising hereunder or relating hereto.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of this 19th day of November, 2010.

YOUBLAST GLOBAL, INC.

/s/ Jeffrey D. Forster
By: Jeffrey D. Forster
Title: President and Chief Executive Officer

/s/ Darell W. Walker
Name: Darrell W. Walker

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